Exhibit 10.11
Vital Health Technologies, Inc.
Form 10-KSB
File No. 000-15243

Collaboration with Dr. Dan Carey and the University of St. Thomas

Vital Health Technologies, Inc. will provide Dr. Dan Carey with a warrant convertible into 5,000 shares of common stock. The conversion price would be $.50 and have a 5-year duration.

  * In exchange Dr. Dan Carey will be a member of the company's advisory board and provide the following:

  *  Participate in periodic meetings and correspondence to:

  * Share ideas relating to an integration of the VC test and a health risk appraisal/ comprehensive screening analysis with recommendations.

  *  Thoughts  on how to best pursue the markets  for  LifeFit
     Health.

  * Thoughts on how to provide a training structure for individuals who would be performing the tests and making recommendations to clients.

  * Introductions to key people such as Ted Weiglightner and organizations such as Health Partners.

In addition:

  * Vital Health Technologies would make available a USA VC laptop prototype to be able to test up to 10 faculty members before year-end.

  * Vital Health Technologies would explore providing a USB VC laptop prototype on a long-term basis for classroom education purposes.

  * Vital Health Technologies would explore a strategic partnership arrangement with the
     University of St. Thomas on a long-term basis that would provide an economic benefit to both parties.

This collaboration is agreed this 24 day of October, 2000

/s/ Dan Carey
Dr. Dan Carey

/s/ William Kieger
William Kieger
President
Vital Health Technologies, Inc.


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